Exhibit 99.3

Press Release

Lexington Corporate Properties Trust Announces Expansion of Its Joint Venture With The New York State Common Retirement Fund

NEW YORK, Dec. 10 /PRNewswire/ -- Lexington Corporate Properties Trust (NYSE:
LXP - news; "Lexington"), a real estate investment trust, today announced that it has entered into an expansion of its joint venture with The New York State Common Retirement Fund (the "Fund") to invest in single-tenant net- leased properties throughout the United States. Under the terms of the expansion, Lexington and the Fund plan over time, to invest up to $50 million and $150 million, respectively, in office and industrial properties net-leased to major corporations. Utilizing leverage, the expanded joint venture could acquire up to an additional $560 million in such properties. To date, the joint venture has acquired nine properties.

Continued Strong Institutional Endorsement Creates Growth Opportunity

Commenting on Lexington's investment program with the Fund, E. Robert Roskind, Lexington's Chairman and Co-Chief Executive Officer, said, "We are very pleased to announce our expanded joint venture program with The New York State Common Retirement Fund. Our existing joint venture program has been very successful and we are excited that our investment strategy continues to receive such a strong institutional endorsement. This joint venture is an integral part of our program to create shareholder value as it will allow us to continue to take advantage of attractive acquisition opportunities, efficiently utilize our capital resources, and improve investment diversification while increasing our return on equity."

State Comptroller H. Carl McCall, sole trustee of the $112 billion New York State Common Retirement Fund, said, "We are delighted to continue and expand our successful joint venture program with Lexington. This program has contributed to the enhanced returns and overall diversification of the Fund's real estate portfolio."

About The Fund

The New York State Common Retirement Fund holds and invests the assets of nearly one million retirees and members of the New York State and Local Retirement Systems.

About Lexington

Lexington Corporate Properties Trust is a real estate investment trust that owns and manages office, industrial and retail properties net-leased to major corporations throughout the United States. Lexington Realty Advisors, Inc., an affiliate of Lexington, provides investment advisory and asset management services to investors in the net lease area. Lexington common shares closed December 7, 2001 at $15.03 per share. Lexington, which pays an annualized dividend of $1.28 per share, has approximately 31.8 million convertible preferred shares, common shares and

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operating partnership units outstanding. Additional information about Lexington is available at www.lxp.com

ING Clarion is the investment advisor to the Fund in its joint venture with Lexington.

This release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the Company's control which may cause actual results, performance or achievements of the Company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to those detailed in the Company's periodic filings with the Securities and Exchange Commission.